Exhibit 99.1

Gentex Corporation Closes on its Acquisition of VOXX International Corporation

ORLANDO, FL.— April 1, 2025 — VOXX International Corporation (NASDAQ: VOXX) (“VOXX” or the “Company”), a leading manufacturer and distributor of automotive and consumer technologies for the global markets, as well as biometrics through a strategic joint venture, today announced the successful closing on the sale of the company to Gentex Corporation (NASDAQ: GNTX).

On December 18, 2024, the companies announced that they had entered into a definitive agreement and plan of merger (“Merger Agreement”) for Gentex to acquire VOXX in an all-cash transaction at a purchase price of $7.50 per share. On March 31, 2025, VOXX held a special meeting of its stockholders (the “Special Meeting”) to approve the Merger Agreement and related matters, and VOXX stockholders overwhelmingly voted in favor of the transaction. With regulatory and stockholder approval obtained and all closing conditions met, on April 1, 2025, Gentex completed its acquisition of the Company.

Ari Shalam, Chairman of the Board of VOXX International stated, “First and foremost, to all VOXX employees, both past and present, I, the Board and the management owe you a debt of gratitude. Your dedication, passion and tireless spirit have carried us through every challenge and triumph for more than 60 years. To our customers and partners, and all those we’ve worked with throughout the years, thank you for your trust in us. We have accomplished great things together and I personally, am grateful for the relationships and memories.”

“VOXX now embarks on a new era as the acquisition of VOXX by Gentex isn’t just a transaction, it’s a transformation. It’s a new beginning that opens doors to an even brighter future as Gentex brings a legacy of innovation, a commitment to quality and a vision for growth. We all believe the VOXX business, and its legacy is in great hands under the stewardship of Steve Downing and the entire Gentex family.”

“We want to continue the legacy of VOXX Founder John Shalam,” said Gentex President and CEO Steve Downing. “He was a pioneer who united the automotive and consumer electronics industries, and Gentex is perfectly positioned to expand upon his vision.”

Gentex is a technology company and long-time supplier of electro-optical products for the global automotive, aerospace, fire protection and medical industries. The company is best known for automotive electronics, but continues to grow its capabilities in vision systems, sensing, AI development, biometrics, home automation, and other smart technologies.

“VOXX brings products, capabilities, and market expertise that complements our existing business lines, even beyond automotive,” said Gentex Chief Operations Officer and Chief Technology Officer Neil Boehm. “For instance, we’re particularly excited about utilizing VOXX’s expertise in consumer product distribution, retail sales, and mass merchandising as we continue to expand our smart home product portfolio under our PLACE® and HomeLink® brands. VOXX’s current business is comprised of products for the automotive OEM and aftermarket, as well as the consumer electronics industry. The acquisition also includes EyeLock®, an iris biometric technology, and the Premium Audio Company, which provides premium audio solutions through world-renowned brands such as Klipsch®, Onkyo® and Integra®.

“We also believe there will be opportunities to apply our expertise in engineering and high-volume electronics manufacturing to various VOXX product lines, utilizing their existing automotive and consumer distribution capabilities, to maximize profitability and strengthen their business units,” continued Boehm.

On April 1, 2025, VOXX notified the Nasdaq Stock Market LLC (the “Nasdaq”) that the Merger had been completed, and requested that the Nasdaq suspend trading of the shares of Class A Common Stock on the Nasdaq and withdraw the Class A Common Stock from listing on the Nasdaq.

About VOXX

VOXX International (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive Electronics and Consumer Electronics industries. Over the past several decades, VOXX has built market-leading positions in in-vehicle entertainment and automotive security, as well as in a number of premium audio market segments, and more. VOXX is a global company, with an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world's leading automotive manufacturers. For additional information, please visit our website at www.voxxintl.com.

About Gentex

Founded in 1974, Gentex Corporation (NASDAQ: GNTX) is a technology company that leverages its core competencies, strategic partnerships, acquisitions, and ongoing research to create market-leading positions in a variety of verticals. You can view some of the Company’s latest technology at www.gentex.com.

Safe Harbor Statement

Certain information in this press release constitutes forward-looking statements, including, but not limited to, information relating to the potential benefits of the acquisition and future performance and financial condition of VOXX. Actual results could differ materially from such forward-looking information. VOXX undertakes no obligation to update or to revise any forward-looking statements.

Investor Relations Contact for VOXX:

Glenn Wiener, President & CEO

GW Communications

Email: gwiener@gwcco.com

Investor Relations Contact for Gentex:

Josh O’Berski

(616) 931-3505

Josh.oberski@gentex.com

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